Asure Software Reports Strong Second Quarter 2010 Results

Revenues Increase 13% Over Prior Year Second Quarter; EBITDA Increases to $0.15/Share, GAAP Net Income Increases to $0.06/Share, Excluding 1-Time Items; Expect Further Revenue Growth, Earnings Growth, and Cash Generation in Q3 and Q4

AUSTIN, TX -- (Marketwire - August 11, 2010) - Asure Software, Inc. (NASDAQ: ASUR), a leading provider of workforce management software, announced results for the second quarter ended June 30, 2010.

Second quarter revenue increased 13% over the comparable period in 2009 as the NetSimplicity business grew 23% and iEmployee grew 5% on a year over year basis. EBITDA, excluding 1-time charges consisting primarily of the buyout of our Austin headquarters lease in Q2, increased to $0.5 million vs. a loss of ($1.0) million in the comparable period in 2009. EBITDA is provided as a performance metric indicative of cash flow because Asure's business has low capital expenditure requirements, no debt related interest expense, and minimal cash taxes driven by our net operating losses ("NOLs"); which are in excess of $100 million. Net income of $0.2 million, or $0.06 per share (excluding 1-time items) increased vs. a loss of ($1.3) million, or ($0.42) per share, in the same 2009 period. Total operating expenses, less 1-time charges, declined by (36%), or ($1.1) million, vs. the comparable period in 2009.

Pat Goepel, Asure's Chief Executive Officer, remarked: "We are pleased with our second quarter results and the direction of Asure as we move forward. During Q2, we successfully bought out our Austin headquarters lease, continued to manage costs, grew the business, and delivered operating performance to the bottom line in the form of $0.15/share in EBITDA excluding 1-time items. Importantly, we also reduced our customer risk by converting substantially all of our Ceridian customers into direct contracts. As a result of this conversion effort, our largest customer in terms of % of revenue has been reduced from approximately 20% in the second quarter to approximately 1.5% as of August 1, 2010. Lastly, Asure sold off the last remnants of its intellectual property portfolio, solidifying its desire to focus solely on its software product lines."

Continued Mr. Goepel, "We believe we have stabilized the business and think we can continue to grow revenues and earnings through the remainder of 2010 and in 2011. With a clean balance sheet and a growing cash balance, we are also now starting to consider strategic transactions where we see synergies from both operational and tax perspectives (using our NOLs). We are taking additional steps in the third quarter to streamline our R&D and Customer Support organizations and free up expenses as we further invest in our future product and platform architecture. Progress towards a state-of-the-art, highly scalable infrastructure will enable Asure to execute against its acquisition strategy and maximize shareholder value through scalability, rapid revenue growth, and the use of our tax assets. The Board and I, as large shareholders ourselves, are focused on increasing shareholder value and hope to continue to report positive results in upcoming quarters."

Asure's Chief Financial Officer, David Scoglio, added: "With the early Q2 $1.5 million Austin lease termination fee and the Ceridian conversion behind us, we expect to grow and recover cash, and are committed to achieving forecasted positive core business earnings (see below 2010 Outlook). We expect additional 1-time costs in the third quarter driven by reductions in staff related to strategic outsourcing and moving expenses related to both our Austin, Texas and Vancouver, Canada offices. We expect that these 1-time costs will be greatly reduced from those in Q2 and will result in a reduced cost structure and a simplified business going forward. At this time, we are not anticipating any material 1-time costs in the fourth quarter."

2010 OUTLOOK                                  Q3                Q4
                                       -----------------  -----------------
  Austin/Vancouver Site Strategy        ($0.04 - $0.05)         n/a

  Core Software Business                 $0.05 - $0.10      $0.08 - $0.12

 Net Earnings Per Share                  $0.01 - $0.05      $0.08 - $0.12

Conference Call Details

Asure Software has scheduled a conference call for Wednesday, August 11, 2010 at 11:00 a.m. ET (10:00 a.m. CT) to discuss its most recent financial results and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer, and David Scoglio, Chief Financial Officer.

To participate, please dial 800.299.8538 ten minutes before the conference call begins, ask for the Asure Software event and use pass code 89424981. International callers should dial 617.786.2902 and reference the same pass code, 89424981. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call on the investor relations page of the Company's web site at www.asuresoftware.com.

About Asure Software, Inc.

Headquartered in Austin, Texas, Asure Software, Inc. (ASUR), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

*Non-GAAP Financial Measures: EBITDA

This press release includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses this non-GAAP measure to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See "Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)" table included in this press release for further information regarding these non-GAAP financial measures. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)

$Ms

                                   Q2 '10     Q2 '09    Inc/Dec
                                 ---------  ---------  ----------
Net Loss                            (1.0)      (2.5)       1.5
  Interest                          0.02       0.02       0.00
  Tax                               0.01       0.02      (0.00)
  Depreciation                      0.06       0.06       0.00
  Amortization                      0.20       0.20       0.00
EBITDA                              (0.7)      (2.2)       1.5
                                 ---------  ---------  ----------

Reconciliation of 1-time charges
                                 ---------  ---------  ----------
  Loss on lease amendment            1.2                   1.2
  Impairment                                    0.6       (0.6)
  Opex*                                         0.6       (0.6)
EBITDA, excl. above                  0.5       (1.0)       1.5
                                 ---------  ---------  ----------

* Additional Excess Real Estate Charges

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company's securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

                           ASURE SOFTWARE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
              (Amounts in thousands, except per share data)
                                (Unaudited)

                                                   June 30,   December 31,
                                                     2010         2009
                                                  -----------  -----------
ASSETS
  Current Assets:
     Cash and equivalents                         $       705  $     2,263
     Accounts receivable, net of allowance for
      doubtful accounts of $32 and $34 at June 30,
      2010 and December 31, 2009, respectively          1,003        1,526
     Inventory                                             83           49
     Prepaid expenses and other current assets            228          213
                                                  -----------  -----------
        Total Current Assets                            2,019        4,051

  Property and equipment, net                             383          581
  Intangible assets, net                                3,234        3,623
                                                  -----------  -----------
Total Assets                                      $     5,636  $     8,255
                                                  ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
     Accounts payable                             $       695  $     1,039
     Accrued compensation and benefits                     56           79
     Lease impairment and advance                          --          562
     Other accrued liabilities                            452          411
     Deferred revenue                                   1,663        1,744
                                                  -----------  -----------
        Total Current Liabilities                       2,866        3,835

  Long-term deferred revenue                              116          134
  Long-term lease impairment and advance                   --          196
  Other long-term obligations                              49          212
                                                  -----------  -----------
        Total Liabilities                               3,031        4,377
                                                  -----------  -----------

  Stockholders' Equity:
  Preferred stock, $.01 par value; 1,500 shares
   authorized; none issued or outstanding                  --           --
  Common stock, $.01 par value; 6,500 shares
   authorized; 3,341 and 3,341 shares issued; 3,085
   and 3,128 shares outstanding at June 30, 2010 and
   December 31,2009, respectively                         334          334
  Treasury stock at cost, 256 and 213 shares at
   June 30, 2010 and December 31, 2009,
   respectively                                        (5,017)      (4,907)
  Additional paid-in capital                          270,953      270,925
  Accumulated deficit                                (263,607)    (262,404)
  Accumulated other comprehensive loss                    (58)         (70)
                                                  -----------  -----------
        Total Stockholders' Equity                      2,605        3,878
                                                  -----------  -----------
Total Liabilities and Stockholders' Equity        $     5,636  $     8,255
                                                  ===========  ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                           ASURE SOFTWARE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)
                                (Unaudited)

                               FOR THE THREE MONTHS   FOR THE SIX MONTHS
                                   ENDED JUNE 30,        ENDED JUNE 30,
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Revenues                        $   2,625  $   2,314  $   5,085  $   4,824
Cost of Sales                        (502)      (443)    (1,140)      (936)
                                ---------  ---------  ---------  ---------
Gross Margin                        2,123      1,871      3,945      3,888

Operating Expenses:
  Selling, general and
   administrative                   1,442      2,908      2,883      5,666
  Research and development            364        605        706      1,128
  Amortization of intangible
   assets                             150        149        299        298
  Loss on lease amendment           1,203         --      1,203         --
  Asset Impairment                     --        630         --        630
                                ---------  ---------  ---------  ---------
Total Operating Expenses            3,159      4,292      5,091      7,722

Loss From Operations               (1,036)    (2,421)    (1,146)    (3,834)

Other Income (Expenses):
  Interest income                       1         16          2         40
  Foreign currency translation
   gain (loss)                         26        (64)       (17)       (47)
  Gain on sale of assets               23         --         23         30
  Interest expense and other          (16)       (23)       (37)       (39)
                                ---------  ---------  ---------  ---------
Total Other Income (Expense)           34        (71)       (29)       (16)

Loss From Operations Before
 Income Taxes                      (1,002)    (2,492)    (1,175)    (3,850)
Provision For Income Taxes            (13)       (16)       (28)       (37)
                                ---------  ---------  ---------  ---------
Net Loss                        $  (1,015) $  (2,508) $  (1,203) $  (3,887)
                                =========  =========  =========  =========

Basic And Diluted Loss Per
 Share                          $   (0.33) $   (0.81) $   (0.39) $   (1.25)

Shares Used In Computing Basic
 And Diluted Loss Per Share         3,085      3,111      3,090      3,111

The accompanying notes are an integral part of these condensed consolidated financial statements.

Contact:

Dave Scoglio
CFO
Dave_scoglio@asuresoftware.com
512-437-2732